Press release, September 20, 2007

The Board of OMX response to the joint announcement by NASDAQ and Borse Dubai

The Board of OMX ("OMX") notes the joint announcement by The NASDAQ Stock Market Inc ("NASDAQ") and Borse Dubai. The Board of OMX will assess the implications of the structure for shareholders and update OMX shareholders in due course.

“As being one of Europe’s most attractive exchanges, our initial response is that the competitiveness for the OMX Nordic Exchange will be secured going forward. In parallel, the possibilities for expansion in the Middle East for OMX exchange technology through NASDAQ’s investment in DIFX, will increase,” says Urban Bäckström, Chairman of OMX.

To enable NASDAQ and Borse Dubai to enter into the relevant arrangements, OMX has accepted certain amendments to its Transaction agreement with NASDAQ.

A press and analyst meeting will be held today at 13.30 CET at OMX Headquarters, Tullvaktsvägen 15, Stockholm. Urban Bäckström, Chairman of OMX and Magnus Böcker, CEO of OMX will host the press meeting.

If you are unable to attend the meeting in person, you can listen in via: Sweden: + 46 (0) 850 520 270 UK: + 44 (0) 208 817 9301 US: + 1 718 354 1226

The meeting will also be webcasted and can be found on www.omxgroup.com.

For more information, please contact:
Heidi Wendt, OMX	+46 8 405 72 93
Jonas Rodny, OMX	+46 8 405 72 67

About OMX | OMX is a leading expert in the exchange industry. The OMX Nordic Exchange comprises over 800 companies including its alternative market First North. OMX provides technology to over 60 exchanges, clearing organizations and central securities depositories in over 50 countries. The Nordic Exchange is not a legal entity but describes the common offering from OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. OMX is a Nordic Large Cap company in the Financials sector on the OMX Nordic Exchange. For more information, please visit www.omxgroup.com.

This information is disclosed according to applicable law and exchange rules.

OMX AB (publ). SE-105 78 Stockholm. SWEDEN. Tel. +46 8 405 60 00. Fax +46 8 405 60 01. Visiting Address: Tullvaktsvägen 15 Reg. No. 556243-8001. www.omxgroup.com

E F F I C I E N T   S E C U R I T I E S   T R A N S A C T I O N S

Cautionary Note Regarding Forward-Looking Statements

Information set forth herein contains forward-looking statements, which involve a number of risks and uncertainties. OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of NASDAQ’s offer, the proposed business combination transaction involving NASDAQ and OMX, including estimated revenue and cost synergies, the combined group’s plans, objectives, expectations and intentions, the unsolicited public offer from Borse Dubai and other statements that are not historical facts. Additional risks and factors are identified in NASDAQ’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2006 which is available on NASDAQ’s website at http://www.NASDAQ.com and the SEC’s website at SEC’s website at www.sec.gov. and in OMX’s filings with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) including its annual report for 2006, which is available on OMX’s website at http://www.omxgroup.com. OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Notice to OMX Shareholders

While NASDAQ’s offer is being made to all holders of OMX shares, this document does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of OMX or an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of NASDAQ in any jurisdiction in which the making of NASDAQ’s offer or the acceptance of any tender of shares therein would not be made in compliance with the laws of such jurisdiction. In particular, NASDAQ’s offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or South Africa. While NASDAQ reserves the right to make the offer in or into the United Kingdom or any other jurisdiction pursuant to applicable exceptions or following appropriate filings and prospectus or equivalent document publication by NASDAQ in such jurisdictions, pending such filings or publications and in the absence of any such exception NASDAQ’s offer is not made in any such jurisdiction.

Additional Information About this Transaction

In connection with the proposed business combination transaction, NASDAQ filed on August 7, 2007 with the SEC a Registration Statement on Form S-4 that includes a proxy statement of NASDAQ and also constitutes a prospectus of NASDAQ. Investors and security holders are urged to read the proxy statement/prospectus and any amendments and other applicable documents regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of those documents and other related documents filed by NASDAQ with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus and the other documents may also be obtained for free by accessing NASDAQ’s website at http://www.nasdaq.com and OMX’s website at http://www.omxgroup.com. NASDAQ and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NASDAQ stockholders in respect of the transactions described in this communication. You can find information about NASDAQ’s executive officers and directors in NASDAQ’s definitive proxy statement filed with the SEC on April 20, 2007. You can obtain free copies of these documents and of the proxy statement prospectus from NASDAQ by accessing NASDAQ’s website.

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